Exhibit 99.1

NEWS RELEASE

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Reports First Quarter 2022 Financial Results

Solid start to the year

First Quarter 2022 Financial Highlights:

•

Net Revenues of $1,495 million for the first quarter of 2022 were up 28% compared to $1,164 million in the prior year period with 26% growth due to price & mix and 9% growth due to acquisitions, partially offset by a 5% volume decline and slight declines for foreign exchange and dispositions.

•	Net Income from continuing operations of $43 million for the first quarter of 2022 compared to a net loss of $11 million in the prior year period.
•	Adjusted EBITDA[1] from continuing operations of $182 million for the first quarter of 2022 compared to $77 million in the prior year period.

LAKE FOREST, Ill., (May 4, 2022) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the first quarter of 2022.

Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “Following a strong finish to 2021, we had a solid start to 2022 with the first quarter of 2022 achieving 28% revenue growth in the quarter. This included a 26% improvement in price/mix in the quarter due to contractual cost pass-through price increases and pricing actions, which were partially offset by inflationary increases in materials, manufacturing and logistics costs. As expected, we faced headwinds including volatility in raw material markets as well as pockets of labor constraints. Our volumes were down 5% in the quarter primarily due to labor challenges and the previously announced exit from our coated groundwood business. Looking ahead, labor challenges are expected to continue to subside, and we are making good progress on improving our mill operations and managing our inventory levels to better service our customers. We remain cautious and prepared as high levels of inflationary pressure and volatility remain in the market. We are optimistic and confident in the ability of our world-class team to adapt as needed and execute our key strategic initiatives to help increase productivity, improve service and exceed our valued customers’ expectations.”

Positioning the Company for Future Growth

Pactiv Evergreen continues to focus on executing strategic priorities to better position the Company for future growth:

•

On January 5, 2022, the Company announced an agreement to sell its carton packaging and filling machinery businesses in China, Korea and Taiwan to SIG Schweizerische Industrie-Gesellschaft GmbH, for $335 million, subject to adjustments for cash, indebtedness and working capital as of the date of completion. The Company believes that this transaction, which is expected to close in the second or third quarter of 2022, will position it to further its strategic focus in North America, where the Company is established as a leading manufacturer of fresh food and beverage packaging, servicing many of the world’s most beloved brands.

•

On February 24, 2022, with Pactiv Evergreen Pension Plan (“PEPP”) assets, the Company purchased a non-participating group annuity contract from an insurance company and transferred $1,257 million of pension plan gross liabilities. As a result of this and the July 2021 transaction, in aggregate, the Company has reduced gross PEPP liabilities by $2,216 million.

•

On March 29, 2022, the Company completed the sale of its 50 percent interest in Naturepak Beverage Packaging Co. Ltd. (“Naturepak”), which supplies customers in the Middle East and Africa region from manufacturing plants in Morocco and Saudi Arabia, and received preliminary proceeds of $47 million and recognized a gain of $27 million.

[1]	Adjusted EBITDA is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

First Quarter 2022 Results

Net revenues in the first quarter of 2022 were $1,495 million compared to $1,164 million in the prior year period. The increase was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions across all of our segments. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $102 million of incremental sales for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. These increases were partially offset by lower sales volume, primarily due to labor shortages in our Food Merchandising segment as well as our strategic exit, in December 2021, from the coated groundwood business in our Beverage Merchandising segment.

Net income from continuing operations was $43 million in the first quarter of 2022 compared to a net loss of $11 million in the first quarter of 2021. The change was primarily driven by $124 million of higher gross profit and a $27 million gain on the sale of our stake in Naturepak. Higher gross profit was primarily driven by favorable pricing, net of higher material, manufacturing and logistics costs, plus the benefit related to prior year period costs of $39 million from Winter Storm Uri and $16 million due to a scheduled cold mill outage that did not recur in the current year period. These items were partially offset by a $54 million increase in tax expense, primarily attributable to the improved profitability.

Adjusted EBITDA1 was $182 million in the first quarter of 2022 compared to $77 million in the first quarter of 2021. The increase reflects favorable pricing, due to the contractual pass-through of higher material costs and pricing actions, and the impact from the acquisition of Fabri-Kal, partially offset by higher material, manufacturing and logistics costs. The increase in Adjusted EBITDA also includes the benefit related to prior year period costs of $39 million from Winter Storm Uri and $16 million due to a scheduled cold mill outage that did not recur in the current year period.

Segment Results (compared to the first quarter of 2021)

Foodservice

	For the Three Months Ended March 31,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume	Acquisitions	FX
Total segment net revenues	$697	$454	$243	54%	34%	(2)%	22%	—%
Segment Adjusted EBITDA	$116	$61	$55	90%
Segment Adjusted EBITDA margin	17%	13%

The increase in net revenues was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions. In addition, the acquisition of Fabri-Kal on October 1, 2021 contributed $102 million of incremental sales for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. These increases were partially offset by lower sales volume.

The increase in Adjusted EBITDA was primarily due to favorable pricing and the impact from the acquisition of Fabri-Kal, partially offset by higher material, manufacturing and logistics costs.

Food Merchandising

	For the Three Months Ended March 31,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$404	$342	$62	18%	24%	(6)%	—%
Segment Adjusted EBITDA	$60	$55	$5	9%
Segment Adjusted EBITDA margin	15%	16%

The increase in net revenues was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions, partially offset by lower sales volume, primarily due to labor shortages.

The increase in Adjusted EBITDA was primarily due to favorable pricing, partially offset by higher material and manufacturing costs, lower sales volume and higher logistics costs.

Beverage Merchandising

	For the Three Months Ended March 31,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$403	$357	$46	13%	18%	(4)%	(1)%
Segment Adjusted EBITDA	$24	$(32)	$56	NM
Segment Adjusted EBITDA margin	6%	(9)%

NM indicates that the calculation is “not meaningful”.

The increase in net revenues was primarily due to favorable pricing, due to pricing actions and the contractual pass-through of higher material costs, and favorable product mix. These increases were partially offset by lower sales volume, primarily due to our strategic exit, in December 2021, from the coated groundwood business.

The increase in Adjusted EBITDA reflects favorable pricing and the benefit related to prior year period costs of $34 million from Winter Storm Uri and $16 million due to a scheduled cold mill outage that did not recur. These items were partially offset by higher material, manufacturing and logistics costs.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents were $283 million as of March 31, 2022, with a further $19 million of cash and cash equivalents classified within current assets held for sale.
•	Total outstanding debt was $4,271 million at March 31, 2022.
•	For the quarter ended March 31, 2022, capital expenditures totaled $50 million.
•

The Company paid dividends to shareholders of $0.10 per share during the three months ended March 31, 2022. The Company’s Board of Directors declared a first quarter 2022 dividend on May 3, 2022 of $0.10 per share of common stock, payable on June 15, 2022 to shareholders of record as of May 31, 2022.

Outlook

While we are off to a solid start in 2022 with first quarter Adjusted EBITDA1 of $182 million, we are maintaining our Adjusted EBITDA guidance of $705 million for 2022 at this time.2 We are encouraged by the progress we have made in our mill operations as well as the improvement in our labor levels but remain cautious due to the continued inflationary pressures in the market as well as the uncertainty around the global energy markets and its impact on raw materials, logistics and other costs. While this uncertainty remains, we are confident in our ability to manage these higher costs and execute on our strategy to continue to improve our profitability.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on May 5, 2022 at 8:00 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (844) 825-9789 from the U.S. or (412) 317-5180 internationally and use access code 10165348. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 16,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial results and our expectations regarding the duration and severity of ongoing macroeconomic challenges. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and executive transition charges. The Company has provided below a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) from continuing operations, the most directly comparable GAAP financial measure.

The Company presents Adjusted EBITDA because it is a key measure used by our management team to evaluate its operating performance, generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, our chief operating decision maker uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that presenting this metric provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. The Company also believes that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our Adjusted EBITDA metric may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

[2]

The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA from continuing operations without unreasonable effort because of the uncertainty and potential variability in amount and timing of gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives and foreign exchange gains or losses on cash, which are reconciling items between GAAP net income (loss) from continuing operations and Adjusted EBITDA from continuing operations and could significantly impact GAAP results.

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Net revenues	$1,495	$1,164
Cost of sales	(1,263)	(1,056)
Gross profit	232	108
Selling, general and administrative expenses	(142)	(126)
Restructuring, asset impairment and other related charges	—	2
Other income, net	28	6
Operating income (loss) from continuing operations	118	(10)
Non-operating income, net	10	23
Interest expense, net	(49)	(42)
Income (loss) from continuing operations before tax	79	(29)
Income tax (expense) benefit	(36)	18
Income (loss) from continuing operations	43	(11)
Loss from discontinued operations, net of income taxes	—	(3)
Net income (loss)	43	(14)
Income attributable to non-controlling interests	—	(1)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$43	$(15)

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations - basic & diluted	$0.24	$(0.07)
From discontinued operations - basic & diluted	$—	$(0.02)
Total - basic & diluted	$0.24	$(0.09)

Weighted-average shares outstanding - basic	177.6	177.2
Weighted-average shares outstanding - diluted	178.0	177.2

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of March 31, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$283	$197
Accounts receivable, net	502	474
Related party receivables	41	48
Inventories	968	854
Other current assets	113	127
Assets held for sale	134	162
Total current assets	2,041	1,862
Property, plant and equipment, net	1,771	1,786
Operating lease right-of-use assets, net	272	278
Goodwill	1,812	1,812
Intangible assets, net	1,112	1,127
Deferred income taxes	7	7
Other noncurrent assets	147	149
Total assets	$7,162	$7,021
Liabilities
Accounts payable	$433	$364
Related party payables	11	10
Current portion of long-term debt	30	30
Current portion of operating lease liabilities	62	61
Income taxes payable	5	8
Accrued and other current liabilities	373	315
Liabilities held for sale	27	31
Total current liabilities	941	819
Long-term debt	4,213	4,220
Long-term operating lease liabilities	222	229
Deferred income taxes	231	246
Long-term employee benefit obligations	194	79
Other noncurrent liabilities	144	140
Total liabilities	$5,945	$5,733
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,213	1,284
Non-controlling interests	4	4
Total equity	$1,217	$1,288
Total liabilities and equity	$7,162	$7,021

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Cash provided by operating activities
Net income (loss)	$43	$(14)
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	84	73
Deferred income taxes	18	(27)
Unrealized (gain) loss on derivatives	(5)	1
Other asset impairment charges	—	(2)
Gain on sale of businesses and noncurrent assets	(27)	—
Non-cash portion of employee benefit obligations	(10)	(21)
Non-cash portion of operating lease expense	19	20
Amortization of OID and DIC	1	1
Loss on extinguishment of debt	—	1
Equity based compensation	4	4
Other non-cash items, net	2	(2)
Change in assets and liabilities:
Accounts receivable, net	(11)	(51)
Inventories	(115)	(35)
Other current assets	9	(3)
Accounts payable	66	41
Operating lease payments	(19)	(19)
Income taxes payable/receivable	(1)	25
Accrued and other current liabilities	59	13
Employee benefit obligation contributions	(1)	—
Other assets and liabilities	4	4
Net cash provided by operating activities	120	9
Cash used in investing activities
Acquisition of property, plant and equipment	(50)	(60)
Acquisition of business, net of cash acquired	(2)	—
Disposal of businesses and joint venture equity interests, net of cash disposed	47	(6)
Net cash used in investing activities	(5)	(66)
Cash used in financing activities
Long-term debt repayments	(6)	(62)
Premium on redemption of long-term debt	—	(1)
Dividends paid to common shareholders	(18)	(18)
Other financing activities	(3)	—
Net cash used in financing activities	(27)	(81)
Effect of exchange rate changes on cash and cash equivalents	—	(2)
Increase (decrease) in cash and cash equivalents	88	(140)
Cash and cash equivalents as of beginning of the period(1)	214	468
Cash and cash equivalents as of end of the period(1)	$302	$328

(1) includes $19 million, $17 million and $10 million and of cash and cash equivalents classified as current assets held for sale as of March 31, 2022, December 31, 2021 and December 31, 2020, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Reportable segment net revenues
Foodservice	$697	$454
Food Merchandising	404	342
Beverage Merchandising	403	357
Other	22	29
Inter-segment revenues	(31)	(18)
Total net revenues	$1,495	$1,164

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Reportable segment Adjusted EBITDA
Foodservice	$116	$61
Food Merchandising	60	55
Beverage Merchandising	24	(32)
Other	—	1
Unallocated	(18)	(8)
Adjusted EBITDA from continuing operations (Non-GAAP)	$182	$77

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Net income (loss) from continuing operations (GAAP)	$43	$(11)
Income tax expense (benefit)	36	(18)
Interest expense, net	49	42
Depreciation and amortization	84	73
Restructuring, asset impairment and other related charges(1)	—	(2)
Gain on sale of businesses and noncurrent assets(2)	(27)	—
Non-cash pension income(3)	(10)	(23)
Operational process engineering-related consultancy costs(4)	3	3
Business acquisition and integration costs and purchase accounting adjustments(5)	4	—
Unrealized (gains) losses on derivatives(6)	(5)	1
Foreign exchange losses on cash(7)	2	—
Executive transition charges(8)	—	10
Costs associated with legacy sold facility(9)	3	—
Other	—	2
Adjusted EBITDA from continuing operations (Non-GAAP)	$182	$77
(1)	Reflects restructuring, asset impairment and other related charges (net of reversals) primarily associated with our remaining closures businesses.
(2)	Reflects the gain from the sale of businesses and noncurrent assets, primarily related to the sale of our equity interests in Naturepak.
(3)	Reflects the non-cash pension income related to our employee benefit plans, including the pension settlement gain of $10 million recognized during the three months ended March 31, 2022.
(4)	Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(5)	Reflects integration costs related to the acquisition of Fabri-Kal.
(6)	Reflects the mark-to-market movements in our commodity derivatives.
(7)	Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.
(8)	Reflects charges relating to key executive retirement and separation agreements in the first quarter of 2021.
(9)	Reflects costs related to a closed facility, sold prior to our acquisition of the entity.